EXHIBIT 99

IDX Systems Corporation
1400 Shelburne Road
Burlington, VT  05402-1070
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Contact:          Jack Kane
                  Chief Financial Officer
                  (802) 864-1758 x6199


FOR IMMEDIATE RELEASE


                        IDX SYSTEMS CORPORATION ANNOUNCES
                        PRELIMINARY FIRST QUARTER RESULTS


BURLINGTON, VT, March 5, 1999 -- IDX Systems Corporation (Nasdaq: IDXC) announced today that based on currently available information, the Company expects sales for the first quarter ending March 31, 1999 to be in the range of $60 to $65 million. Sales in this range are expected to result in a loss of ($0.22) - ($0.28) per share for the quarter, versus analysts' consensus estimates of $.35 per share. The after tax loss for the quarter is expected to be ($5) - ($7) million.

"We believe the primary factor in the sales shortfall is the unexpected deferral of purchasing decisions by our customers and prospects," said Richard E. Tarrant, IDX Chief Executive Officer. "Although our projected first quarter performance is well below expectation, we believe that our business is fundamentally sound. Based on the information available, we expect to return to profitability in the second quarter. The contracts that have been delayed are still in the pipeline. IDX has a well-established customer base, a proven track record and functionally rich, integrated products and services. We are committed to a strategy of combining enterprise software with the advantages of Internet technology, which positions the Company for future growth."

The Company plans to announce first quarter results in late April 1999.

Founded in 1969, IDX Systems Corporation provides complete healthcare information solutions for integrated delivery networks including group practices, MSOs and hospitals. To connect systems and sites across the enterprise, IDX offers IDXtendR @ the Site Series. The IDXtendR product line provides comprehensive, integrated products and services to manage costs and contracts, measure utilization, capture clinical data and monitor patient outcomes - while streamlining patient flow and automating business processes. IDX is the company of choice at more than 1,600 customer sites nationwide.



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This press release contains forward-looking  statements that involve a number of risks and uncertainties, including statements concerning the amount and timing of sales and earnings. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are volume and timing of systems sales and installations, length of sales cycles and installation process, seasonal patterns of sales and customer buying behaviors, the potential disruption of customer's purchasing plans due to work on their own year 2000 problems, development and implementation of year
2000  ready   products  for  the  Company's   internal  use,   development   and
implementation of year 2000 ready solutions for customers, development by competitors of new or superior technologies, delays in product development, undetected errors or bugs in software, product liability, changing economic, political and regulatory influences on the healthcare industry, changes in product pricing policies, competitive pressures, possible regulation of the Company's software by the U.S. Food and Drug Administration, general economic conditions, and the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and
Exchange  Commission,   which  important  factors  are  incorporated  herein  by
reference.
































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